Exhibit 10.3

Execution Version

CONFIDENTIAL

TAX RECEIVABLE AGREEMENT

by and among

CANO HEALTH, INC.

and

THE PERSONS NAMED HEREIN

Dated as of June 3, 2021

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of June 3, 2021, and is by and among Cano Health, Inc., a Delaware corporation (“Corporate Taxpayer”), Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (“OpCo”), Jaws Sponsor LLC, a Delaware limited liability company (“Sponsor”, and in its capacity as the Sponsor Party Representative, “Sponsor Party Representative”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (“Initial Seller”), Panacea TRA Trust, a statutory trust under the Delaware Statutory Trust Act, 12 Del C §§ 3801 et seq. (“Trust”), Cano America, LLC, a Florida limited liability company (“Cano America”), ITC Rumba LLC, a Delaware limited liability company (“InTandem”), and each of the other persons from time to time that becomes a “TRA Party” or a “Sponsor Party” pursuant to Section 7.6(a) hereto ((i) each of the Initial Seller, InTandem, and each of the other persons from time to time that becomes a “TRA Party” pursuant to Section 7.6(a) hereto, a “TRA Party” and together the “TRA Parties,” (ii) each of Sponsor, the Sponsor Party Representative, and each of the other persons from time to time that becomes a “Sponsor Party” pursuant to Section 7.6(a) hereto, a “Sponsor Party” and together the “Sponsor Parties,” and (iii) each of Sponsor and Cano America, an “Interested Party” and together the “Interested Parties”).

RECITALS

WHEREAS, Jaws Acquisition Corp., a Cayman Island exempted company, Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), the Initial Seller, and OpCo entered into that certain Business Combination Agreement, dated as of November 11, 2020 (the “BCA”);

WHEREAS, pursuant to the BCA, on the Closing Date (as defined below), (i) Merger Sub will merge with and into the OpCo (the “Merger”), with OpCo as the surviving company in the Merger, (ii) all of the membership interests of Merger Sub will be cancelled and converted into an aggregate number of common units of OpCo (the “Units”) equal to the Acquired OpCo Units (as defined below), (iii) all of the Units issued and outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive (x) a number of Units equal to the number of Continuing OpCo Units (as defined below), (y) a number of shares of Class B common stock of the Corporate Taxpayer equal to the number of Continuing OpCo Units, and (z) an amount of cash equal to the OpCo Cash Consideration (as defined below), and (iv) the Corporate Taxpayer will be admitted as the managing member of OpCo;

WHEREAS, pursuant to the BCA, on the Business Day (as defined below) immediately following the Closing Date, the Corporate Taxpayer will contribute the Retained Cash Amount (as defined below) to OpCo and OpCo will use such cash in accordance with Annex D of the BCA;

WHEREAS, pursuant to the BCA, it is intended that (i) the Merger be treated as a transaction described in Revenue Ruling 73-427, 1973-2 C.B. 301, through which the Corporate Taxpayer is deemed to have acquired a number of Units equal to the Acquired OpCo Units, (ii) such acquisition of Units be treated as a transaction described in Situation 1 of

Revenue Ruling 99-5, 1999-1 C.B. 434, wherein (x) the Corporate Taxpayer is deemed to purchase a pro rata portion of the assets of OpCo in exchange for the OpCo Cash Consideration and the assumption of a pro rata portion of the indebtedness of each Group Company from the Initial Seller (the “Deemed Initial Asset Acquisition”) in a transaction governed by Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”), and (y) the Corporate Taxpayer and the Initial Seller are each deemed to contribute their respective interests in the assets of OpCo to a new partnership (the “Deemed Initial Contribution”) in a transaction governed by Section 721 of the Code, and (iii) the payment of the Retained Cash Amount to OpCo be treated as a contribution under Section 721 of the Code;

WHEREAS, the Initial Seller will assign all its rights under this Agreement that are Attributable (as defined below) to the Initial Seller with respect to the Initial Common Basis (as defined below) to the Trust and will distribute all the interests in the Trust to the Initial Seller’s owners (the “Initial Assignment and Distribution”);

WHEREAS, the TRA Parties directly or indirectly hold Units in OpCo, which, as a result of the Merger, will be classified as a partnership for United States federal income tax purposes;

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A common shares (the “Class A Shares”) of the Corporate Taxpayer, in accordance with and subject to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo and each of the Group Companies (as defined below) treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the Code, for each Taxable Year (as defined below) that includes the Closing Date and for each Taxable Year in which (i) a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) from any of the TRA Parties, (ii) a taxable actual or deemed distribution by OpCo to any of the TRA Parties, or (iii) a non-taxable acquisition of Units by the Corporate Taxpayer or by OpCo from any of the TRA Parties for Class A Shares and/or other consideration (each of (i), (ii) and (iii), a “Future Exchange”, and each TRA Party that is a party to such Future Exchange, a “Future Exchanging Holder”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Common Basis, (ii) Basis Adjustments, and (iii) Imputed Interest (each as defined below) (collectively, the “Tax Attributes”);

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes (as defined below) of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired OpCo Units” has the meaning set assigned to the term “Acquired Company Units” in the BCA.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer as reported on its IRS Form 1120 (or any successor form) for such Taxable Year, (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and the applicable Group Companies) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code (provided, that such amount will be calculated excluding deductions of (and other impacts of) state and local income taxes), and (iii) the product of the amount of U.S. federal income or gain for such Taxable Year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) (provided, that such amount will be calculated excluding deductions of (and other impacts of) state and local income taxes) and the Assumed Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed Rate” means the tax rate equal to the sum of the product of (x) OpCo’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which OpCo files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which OpCo files income or franchise Tax Returns for each relevant Taxable Year; provided, that the Assumed Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed Rate (without regard to this proviso)).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former holder of Units, other than the Corporate Taxpayer, and shall be determined by reference to the Tax Attributes, under the following principles:

(i)    any Common Basis that is not Initial Common Basis and the Basis Adjustments shall be determined separately with respect to each Exchanging Holder, using reasonable methods for tracking such Common Basis or Basis Adjustments, and are Attributable to each Exchanging Holder in an amount equal to the total such Common Basis and Basis Adjustments relating to such Units Exchanged by such Exchanging Holder (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of an applicable Exchange, and taking into account (x) Section 704(c) of the Code and (y) any adjustment under Section 734(b) or Section 743(b) of the Code);

(ii)    the Common Basis that is Initial Common Basis shall be “Attributable” to the Initial Seller; and

(iii)    any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income tax purposes) as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“BCA” has the meaning set forth in the Recitals of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” has the meaning set forth in the BCA.

“Cano America” has the meaning set forth in the Preamble to this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)    any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)    there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)    the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Closing Date” means the closing date of the BCA.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Common Basis” means (i) Initial Common Basis and (ii) without duplication, the Tax basis of the Reference Assets that are depreciable or amortizable for United States federal income tax purposes attributable to Units acquired by the Corporate Taxpayer upon an Exchange. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Continuing OpCo Units” has the meaning assigned to the term “Continuing Company Units” in the BCA.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble to this Agreement.

“Corporate Taxpayer Return” means the United States federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year, including any consolidated Tax Return.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year net of the Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Deemed Initial Asset Acquisition” has the meaning set forth in the Recitals of this Agreement.

“Deemed Initial Contribution” has the meaning set forth in the Recitals of this Agreement.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Exchange” means the Deemed Initial Asset Acquisition or any Future Exchange.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” means the Initial Seller as the Person treated as the deemed seller for United States federal income tax purposes in the Deemed Initial Asset Acquisition or any Future Exchanging Holder.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future Exchange” has the meaning set forth in the Recitals of this Agreement.

“Future Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Group Company” has the meaning set forth in the BCA.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and the applicable Group Companies) under Section 6225 or any similar provision of the Code that is allocable to the

Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year and (b) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year; provided, that Hypothetical Tax Liability shall be calculated (x) excluding deductions of state and local income taxes for U.S. federal income tax purposes and (y) assuming the liability for state and local Taxes (but not, for the avoidance of doubt, United States federal taxes) shall be equal to the product of (i) the amount of the U.S. federal taxable income or gain calculated for purposes of this definition of Hypothetical Tax Liability for such Taxable Year multiplied by (ii) the Assumed Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“Imputed Interest” in respect of a TRA Party and a Sponsor Party means any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party or Sponsor Party under this Agreement.

“Initial Assignment and Distribution” has the meaning set forth in the Preamble to this Agreement.

“Initial Common Basis” means Tax basis of Reference Assets that are depreciable or amortizable for United States federal income tax purposes that are acquired or deemed acquired by OpCo in the Deemed Initial Contribution.

“Initial Seller” has the meaning set forth in the Preamble to this Agreement.

“InTandem” has the meaning set forth in the Preamble to this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Interested Party” has the meaning set forth in the Preamble to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder” has the meaning set forth in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall (as determined by the Corporate Taxpayer to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and OpCo, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“LLC Agreement” means, with respect to OpCo, the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” means holders of Units other than the Corporate Taxpayer.

“Market Value” means, with respect to an Exchange, the value of the Class A Shares on the applicable Exchange Date used by the Corporate Taxpayer in its U.S. federal income tax reporting with respect to such Exchange.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Net Sponsor Payment” has the meaning set forth in Section 3.1(a) of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made and if the Common Basis was equal to zero.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo” has the meaning set forth in the Preamble of this Agreement.

“OpCo Cash Consideration” has the meaning assigned to the term “Company Cash Consideration” in the BCA.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of an LLC Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and the applicable Group Companies), but only with respect to Taxes imposed on OpCo (and the applicable Group Companies) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and the applicable Group Companies), but only with respect to Taxes imposed on OpCo (and the applicable Group Companies) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by OpCo, or by any Group Company treated as a partnership or disregarded entity (but only to the extent such Group Company is held through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange or, in the case of the Exchange that is the Deemed Initial Asset Acquisition, immediately after such Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, a Reference Asset does not include an asset held directly or indirectly by a Group Company treated as a corporation for U.S. federal income tax purposes.

“Retained Cash Amount” has the meaning set forth in the BCA.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Sponsor” has the meaning set forth in the Preamble to this Agreement.

“Sponsor Party” has the meaning set forth in the Preamble to this Agreement.

“Sponsor Party Representative” has the meaning set forth in the Preamble to this Agreement.

“Sponsor Payment” has the meaning set forth in Section 3.1(a) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means stock or other equity interest in a Subsidiary of OpCo that is treated as a corporation for U.S. federal income tax purposes.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means InTandem or any successor TRA Party Representative appointed in accordance with Section 7.16(e), in each case acting in its capacity as TRA Party Representative.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments, additional Initial Common Basis, and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the United States federal, state, and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (4) any non-amortizable assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date, unless such date has passed in which case such assets will be deemed disposed of on the fifth (5th) anniversary of the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary), (5) any Subsidiary Stock will not be deemed to be disposed unless actually disposed, and (6) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1     Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party, other than a TRA Party that is an individual, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Common Basis of the Reference Assets in respect of such TRA Party, if any, (ii) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, if any, (iii) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any, calculated in the aggregate, and (iv) the period (or periods) over which the Common Basis and each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. Promptly after delivering any such Basis Schedule to a TRA Party, the Corporate Taxpayer shall deliver a copy of such Basis Schedule to the TRA Party Representative, the Sponsor Party Representative and each Interested Party.

SECTION 2.2     Tax Benefit Schedule .

(a)     Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, other than a TRA Party that is an individual, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)). Promptly after delivering any such Tax Benefit Schedule to a TRA Party, the Corporate Taxpayer shall deliver a copy of such Tax Benefit Schedule to the TRA Party Representative, the Sponsor Party Representative and each Interested Party.

(b)     Applicable Principles.

(i)     General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than the portion of the Tax Benefit

Payments treated as Imputed Interest) attributable to the Common Basis or Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of (x) creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment or (y) with respect to Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest) attributable to Initial Common Basis, creating additional Initial Common Basis to Reference Assets for the Corporate Taxpayer in the year of payment, (B) as a result, such additional Basis Adjustments and additional Initial Common Basis will be incorporated into the current year calculation and into future year calculations, as appropriate, and (C) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(ii)     Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in the last sentence of Section 2.2(b)(i) shall not be required to apply to payments hereunder to an Exchanging Holder in respect of a Section 734(b) Exchange by such Exchanging Holder. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchanging Holder that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the LLC Unit Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this Agreement, such Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in (B) in the previous sentence shall be reported and treated as Common Basis for purposes of this Agreement.

SECTION 2.3     Procedures, Amendments.

(a)     Procedure. Every time the Corporate Taxpayer delivers to a TRA Party, a Sponsor Party and an Interested Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party, such Sponsor Party and such Interested Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, such Sponsor Party or such Interested Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, and (y) allow such TRA Party, such Sponsor Party and such Interested Party reasonable access to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties, all Sponsor Parties and all Interested Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative or the Sponsor Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. The TRA Party Representative shall cooperate in good faith with the Sponsor Parties and the Interested Parties in reviewing, and determining its course of action with respect to, any such Schedule. If the Corporate Taxpayer and the TRA Party Representative or the Sponsor Party Representative, as applicable, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative or Sponsor Party Representative, as applicable, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”) in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b)     Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each applicable TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year. Promptly after delivering any such Amended Schedule to a TRA Party, the Corporate Taxpayer shall deliver a copy of such Amended Schedule to each Sponsor Party and each Interested Party.

SECTION 2.4     Costs and Expenses. All reasonable costs and expenses incurred by the Corporate Taxpayer and OpCo in connection with the provision and preparation of any Schedules under this Agreement and otherwise compliance with this Agreement as it relates to such Schedules shall be borne by the TRA Parties and the Sponsor Parties in accordance with the relative proportion of the payment to which such Persons were entitled pursuant to this Agreement for the period in which such reasonable costs and expenses were incurred; provided, that if no payments were made pursuant to this Agreement in such period, such reasonable costs and expenses will be borne by the TRA Parties and the Sponsor Parties in accordance with such Persons’ relative proportion of rights to future payments pursuant to this Agreement.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1     Payments.

(a)     Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall (i) pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party and (ii) pay the Sponsor Parties (in accordance with the relative proportion of the Sponsor Payment to which such Sponsor Parties are entitled pursuant to this Agreement as set forth on Schedule I hereto (as may be amended from time to time in accordance with Section 7.6(a) hereto)) an amount equal to the sum of (x) such Tax Benefit Payment (less any Interest Amount taken into account in calculating such Tax Benefit Payment) multiplied by a fraction the numerator of which is 0.15 (fifteen hundredths) and the denominator of which is 0.85 (eighty-five hundredths) (such amount, the “Net Sponsor Payment”) and (y) the Interest Amount with respect thereto (when added to the Net Sponsor Payment, such sum, the “Sponsor Payment”); provided, for the avoidance of doubt, that the Sponsor Parties shall not be required to return any portion of any previously made Sponsor Payment. Each such Tax Benefit Payment and Sponsor Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party or Sponsor Party, as applicable, to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party or Sponsor Party, as applicable. For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, United States federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything herein to the contrary, unless otherwise specified by a TRA Party in the election of Exchange, delivered in accordance with the terms of the LLC Agreement, for any Exchange, the aggregate Tax Benefit Payments payable under this Agreement in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed 60% of the fair market value of the consideration received on such Exchange.

(b)     A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for tax purposes, such Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit

Payment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to a TRA Party under this Agreement with respect to state and local taxes shall not require separate “with and without” calculations in respect of each applicable state and local tax jurisdiction but rather will be based on the United States federal taxable income or gain for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate. The “Interest Amount” shall equal (i) in the case of a Tax Benefit Payment, the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a) and (ii) in the case of a Sponsor Payment, the interest on the Net Sponsor Payment calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1), (2), (4), and (5), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

SECTION 3.2     No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

SECTION 3.3     Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit of the Corporate Taxpayer be allocated among all parties eligible for Tax Benefit Payments in proportion to the amount of Net Tax Benefit that would have been Attributable to each such party, or, with respect to the Sponsor Parties, the Sponsor Payment that would have been paid, if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

SECTION 3.4     Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments and the Sponsor Payment due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer, the TRA Parties, and the Sponsor Parties agree that (i) Tax Benefit Payments and Sponsor Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments and the Sponsor Parties, respectively, under this Agreement in proportion to the amounts of Net Tax Benefit that would have been Attributable to each TRA Party and Net Sponsor Payment that would have been made to the Sponsor Parties, respectively, if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and Sponsor Payments (taking into account the operation of Section 3.3) and (ii) no Tax Benefit Payments or Sponsor Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties and all Sponsor Payments to all Sponsor Parties in respect of all prior Taxable Years have been made in full.

SECTION 3.5     Excess Payments. To the extent the Corporate Taxpayer makes a payment to a TRA Party or a Sponsor Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3 and Section 3.4) in an amount in excess of the amount of such payment that should have been made to such TRA Party or Sponsor Party, respectively, in respect of such Taxable Year, then (i) such TRA Party or Sponsor Party, respectively, shall not receive further payments under Section 3.1(a) until such TRA Party or Sponsor Party, respectively, has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Party’s or such Sponsor Party’s, respectively, foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) in the amount it would have received if there had been no excess payment to such TRA Party or Sponsor Party, respectively.

ARTICLE IV

TERMINATION

SECTION 4.1     Early Termination of Agreement; Breach of Agreement; Change of Control.

(a)     The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties, with respect to all of the Units held by the TRA Parties, and with respect to all amounts payable to the Sponsor Parties at any time by paying to each TRA Party and Sponsor Party, respectively, the Early Termination Payment in respect of such TRA Party and Sponsor Party, respectively; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties and all Sponsor Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties, the Sponsor Parties, or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments and Sponsor Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment and Sponsor Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b)     In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment and Sponsor Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment and Sponsor Payment in respect of any TRA Party and any Sponsor Party, respectively, due for the Taxable Year ending with or including the date of a breach; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and procedures similar to the procedures of Section 4.3 shall apply with respect to the determination of the date such payment is due. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party and each Sponsor Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or Sponsor Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, that (i) the Corporate Taxpayer has used reasonable efforts to obtain such funds and that (ii) the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, for the avoidance of doubt, the last sentence of this Section 4.1(b) shall not apply to any payments due pursuant to an election by a TRA Party or a Sponsor Party for the acceleration upon a Change of Control contemplated by Section 4.1(c).

(c)     In the event of a Change of Control, then each TRA Party shall continue as a TRA Party under this Agreement after such Change of Control and each Sponsor Party shall continue as a Sponsor Party to this Agreement after such Change of Control, in which case such TRA Party and Sponsor Party, respectively, will not be entitled to receive the amounts set forth in the remainder of this Section 4.1(c) and Valuation Assumptions (1), (2), (4), and (5) shall apply. Notwithstanding anything to the contrary in the foregoing sentence in this Section 4.1(c), the TRA Party Representative shall have the option, after consultation with the Sponsor Party Representative, to elect to cause all obligations to the TRA Parties and the Sponsor Parties hereunder to be accelerated and such obligations shall be calculated as if an Early Termination

Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated with respect to the TRA Parties and the Sponsor Parties, respectively, as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment and Sponsor Payment, respectively, due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment and Sponsor Payment, respectively, in respect of any TRA Party and any Sponsor Party, respectively, due for the Taxable Year ending with or including the date of such Change of Control; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and procedures similar to the procedures of Section 4.3 shall apply with respect to the determination of the date such payment is due. If the TRA Party Representative makes the election described in the preceding sentence, (i) each TRA Party and each Sponsor Party, respectively, shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence and (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing Valuation Assumptions (1), (2), (3), (4), (5) and (6), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

SECTION 4.2     Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party and each Sponsor Party notice of such intention to exercise such right (“Early Termination Notice”) and, for TRA Parties that are not individuals, a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties and Interested Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative or the Sponsor Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative and/or the Sponsor Party Representative, as applicable, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative and/or the Sponsor Party Representative, as applicable, shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

SECTION 4.3     Payment upon Early Termination.

(a)     Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party and each Sponsor Party an amount equal to the Early Termination Payment in respect of such TRA Party and Sponsor Party, respectively. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party and Sponsor Party, respectively, or as otherwise agreed by the Corporate Taxpayer and such TRA Party and Sponsor Party, respectively, or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party and Sponsor Party, respectively, to the Corporate Taxpayer.

(b)     “Early Termination Payment” in respect of (i) a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer and (ii) a Sponsor Party shall equal such Sponsor Party’s relative proportion of the sum of all Early Termination Payments that are or would be payable in respect of all TRA Parties multiplied by a fraction the numerator of which is 0.15 (fifteen hundredths) and the denominator of which is 0.85 (eighty-five hundredths).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1     Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, any Sponsor Payment, and any other payment required to be made by the Corporate Taxpayer to the TRA Parties and the Sponsor Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the relevant payee and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

SECTION 5.2     Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment, any Sponsor Payment, and any Early Termination Payment not made to the TRA Parties or the Sponsor Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.1    Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer (i) shall notify the TRA Party Representative and the Interested Parties of, and keep the TRA Party Representative and the Interested Parties reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of the TRA Parties and the Sponsor Parties under this Agreement, (ii) shall provide the TRA Party Representative and the Interested Parties reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit and (iii) shall not enter into any settlement with respect to any such portion of any audit of the Corporate Taxpayer and OpCo that could have a material effect on the TRA Parties’ or the Interested Parties’ rights (including the right to receive payments) under this Agreement without the written consent of the TRA Party Representative and the Sponsor Party Representative, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement. The TRA Party Representative and the Interested Parties shall cooperate in good faith with each other in reviewing, and determining its course of action with respect to, any such audit.

SECTION 6.2    Consistency. The Corporate Taxpayer, the TRA Parties, and the Sponsor Parties agree to report and cause to be reported for all purposes, including United States federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, in all cases subject to any dispute resolution procedures provided by this Agreement in relation to such reporting, unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and the Group Companies to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties and Sponsor Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority. The parties hereto acknowledge that the treatment and valuation, for United States federal income tax purposes, of the creation of the obligations under this Agreement of, and the payments pursuant thereto by, the Corporate Taxpayer to the Sponsor Parties is uncertain, and the TRA Party Representative, the Sponsor Party Representative, Cano America, OpCo and the Corporate Taxpayer and their respective advisers shall collaborate in good faith to determine an appropriate treatment and valuation for such purposes and shall not, except as otherwise required by applicable law, take any position with respect to such treatment or valuation without the other such Persons’ consent, not to be unreasonably withheld, conditioned, or delayed.

SECTION 6.3     Cooperation. Each of the TRA Parties and the Sponsor Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials in its possession as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Upon the request of any TRA Party or any Sponsor Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party or Sponsor Party, respectively, in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

SECTION 6.4     Costs and Expenses. All reasonable costs and expenses incurred by the Corporate Taxpayer and OpCo in connection with the defense of any audit and otherwise compliance with this Article VI shall be borne by the TRA Parties and the Sponsor Parties in accordance with the relative proportion of the payment to which such Persons were entitled pursuant to this Agreement for the period in which such reasonable costs and expenses were incurred; provided, that if no payments were made pursuant to this Agreement in such period, such reasonable costs and expenses will be borne by the TRA Parties and the Sponsor Parties in accordance with such Persons’ relative proportion of rights to future payments pursuant to this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Cano Health, Inc.

9725 NW 117th Ave, Ste 200

Miami, FL 33178
Attention:	Marlow Hernandez
E-mail:	Marlow.Hernandez@canohealth.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Chris Wilson

E-mail: CWilson@goodwinlaw.com

If to the Sponsor or the Sponsor Party Representative, to:

Jaws Sponsor LLC 1601 Washington Avenue, Suite 800 Miami Beach, Florida 33139
Telephone:	203-422-7718
Attention:	Mike Racich
E-mail:	mracich@starwood.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone:	212-446-4800
Facsimile:	212-446-4900
Attention:	Michael Beinus, P.C.
Meredith Levy, P.C.
Michael Brueck, P.C.
David Perechocky
E-mail:	michael.beinus@kirkland.com
meredith.levy@kirkland.com
michael.brueck@kirkland.com
david.perechocky@kirkland.com

If to the Initial Seller, to: Primary Care (ITC) Holdings, LLC c/o InTandem Capital Partners P.O. Box 1329
New York, NY 10150
Attention:	Elliot Cooperstone
E-mail:	ecooperstone@intandemcapital.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210
Attention:	Chris Wilson
E-mail:	CWilson@goodwinlaw.com
If to the Trust, to: c/o InTandem Capital Partners LLC P.O. Box 1329
New York, NY 10150
Attention:	Elliot Cooperstone
E-mail:	ecooperstone@intandemcapital.com
with a copy (which shall not constitute notice) to: Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210
Attention:	Chris Wilson
E-mail:	CWilson@goodwinlaw.com

If to Cano America, to:

Cano America, LLC

c/o Lynch Conger, LLP

1000 SW Disk Drive

Bend, OR 97702

Attn: Jason Conger

Email: Jason.conger@canohealth.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: Matthew Jones

Email: mjones@cravath.com

If to InTandem, to:

c/o InTandem Capital Partners LLC

P.O. Box 1329

New York, NY 10150
Attention:	Elliot Cooperstone
E-mail:	ecooperstone@intandemcapital.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210
Attention:	Chris Wilson
E-mail:	CWilson@goodwinlaw.com

If to any other TRA Party, to the respective address and other contact information set forth in the records of OpCo or the Corporate Taxpayer.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

SECTION 7.2     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.3     Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4     Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

SECTION 7.5     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.6     Successors; Assignment; Amendments; Waivers.

(a)     Each party agrees that each TRA Party and each Sponsor Party may assign all or any portion of its rights or related obligations under this Agreement to any Person, as long as such assignee has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party or a Sponsor Party, as applicable, for all purposes of this Agreement, except as otherwise provided in such joinder (a “Joinder”); provided, however, that a TRA Party other than InTandem, Cano America, and the Trust (and each of their respective Affiliates and direct or indirect beneficiaries) may not assign its rights under this Agreement, except if such rights relate to an Exchange of at least 1% of Units. For avoidance of doubt, this Section 7.6(a) shall apply regardless of whether such TRA Party or Sponsor Party continues to hold any interest in the Corporate Taxpayer or OpCo. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units all of its rights and obligations under this Agreement with respect to such transferred Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes and shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units to the extent payable hereunder, and (ii) the transferee of such Units shall not be a TRA Party. Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported assignee to enter into a Joinder, shall be null and void, and shall not bind or be recognized by the Corporate Taxpayer, the TRA Parties, or the Sponsor Parties. The Corporate Taxpayer shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights has occurred pursuant to the terms and conditions of this Section 7.6(a) and has been notified in writing to the Corporate Taxpayer. In connection with the assignment by a Sponsor Party of all or any portion of its rights or obligations under this Agreement, Schedule I hereto shall be amended to reflect the relative proportion of the Sponsor Payment to which the Sponsor Parties (including the assignees) are entitled pursuant to this Agreement. For the avoidance of doubt, the Initial Assignment and Distribution shall not be subject to the provisions of this Section 7.6(a), and the Trust, being a party to this Agreement, shall be treated as a TRA Party as of immediately after such Initial Assignment and Distribution. In addition, without the consent of the other parties to this Agreement, each Person listed on Schedule II attached hereto may become a TRA Party at any time after the date hereof and prior to the time of an Exchange by such Person by delivering an executed signature page hereto or an executed joinder, substantially in the form of Exhibit B hereto, agreeing to become a TRA Party for all purposes of this Agreement.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, further, that no such amendment shall be effective if such amendment will have an adverse effect on the payments the Sponsor Parties may receive under this Agreement, unless the Sponsor Parties who would be entitled to receive at least two-thirds of the total amount of the Sponsor Payments payable to all Sponsor Parties hereunder on the date of such amendment consent to such amendment in writing. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)     All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

SECTION 7.7     Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.8     Resolution of Disputes.

(a)     Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)     Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party and each Sponsor Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party and Sponsor Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party and the Sponsor Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party and the Sponsor Party in any such action or proceeding.

(c)     (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)     The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

SECTION 7.9     Reconciliation. In the event that the Corporate Taxpayer, on the one hand, and the TRA Party Representative and the Sponsor Party Representative, on the other hand, are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer, the TRA Party Representative and the Sponsor Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer, the TRA Party Representative or the Sponsor Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer, the TRA Party Representative, and the Sponsor Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The reasonable costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the TRA Parties and Sponsor Parties in accordance with the relative proportion of the payment to which such Persons were entitled pursuant to this

Agreement for the period in which such reasonable costs and expenses were incurred (provided, that if no payments were made pursuant to this Agreement in such period, such reasonable costs and expenses will be borne by the TRA Parties and the Sponsor Parties in accordance with such Persons’ relative proportion of rights to future payments pursuant to this Agreement), unless the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Parties and Sponsor Parties for any costs otherwise borne by them pursuant to this sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and the Sponsor Parties and may be entered and enforced in any court having jurisdiction.

SECTION 7.10     Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall notify the TRA Party Representative or the Sponsor Party Representative, as relevant, and shall consult in good faith with such TRA Party Representative or the Sponsor Party Representative, as relevant, regarding the basis for such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party and each Sponsor Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state, local or foreign Tax law.

SECTION 7.11     Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)     If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Sponsor Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)     If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If OpCo transfers (or is deemed to transfer for United States federal income tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c)     If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

SECTION 7.12     Confidentiality.

(a)     Subject to the last sentence of Section 6.3, each TRA Party, each Sponsor Party, each Interested Party, and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo, its members and its Affiliates and successors, learned by the TRA Party, the Sponsor Party or the Interested Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party, the Sponsor Party or the Interested Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party, the Sponsor Party or the Interested Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party, each Sponsor Party, each Interested Party, and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party, the Sponsor Party or the Interested Party relating to such Tax treatment and Tax structure.

(b)     If a TRA Party, a Sponsor Party, an Interested Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

SECTION 7.13     Change in Law.

(a)     Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided, that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

(b)     Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, the Sponsor Party Representative reasonably believes that the existence of this Agreement would have material adverse Tax consequences to all or some of the

Sponsor Parties which did not exist absent such change in law, then at the election of the Sponsor Party Representative and to the extent specified by the Sponsor Party Representative, this Agreement (i) shall cease to have further effect with respect to the Sponsor Parties so impacted, or (ii) shall otherwise be amended in a manner determined by the Sponsor Party Representative; provided, that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

SECTION 7.14     Electronic Signature. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 7.15     Independent Nature of TRA Parties’, Sponsor Parties’ and Interested Parties’ Rights and Obligations. The obligations of each TRA Party, each Sponsor Party and each Interested Party hereunder are several and not joint with the obligations of any other TRA Party, any other Sponsor Party or any other Interested Party, and no TRA Party, no Sponsor Party and no Interested Party shall be responsible in any way for the performance of the obligations of any other TRA Party, any other Sponsor Party or any other Interested Party hereunder. The decision of each TRA Party, each Sponsor Party and each Interested Party to enter into this Agreement has been made by each such TRA Party, each such Sponsor Party and each such Interested Party independently of any other TRA Party, any other Sponsor Party or any other Interested Party, as applicable. Nothing contained herein, and no action taken by any TRA Party, any Sponsor Party or any Interested Party pursuant hereto, shall be deemed to constitute the TRA Parties, the Sponsor Parties and/or the Interested Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties, the Sponsor Parties and/or the Interested Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties, the Sponsor Parties and the Interested Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 7.16     TRA Party Representative.

(a)     Subject to Section 7.16(e), without further action of any of the Corporate Taxpayer, the TRA Party Representative, any TRA Party, the Sponsor Party Representative, any Sponsor Party or any Interested Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.

(b)     If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the

Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.16(b), it may do so at any time and from time to time in its sole discretion).

(c)     The TRA Party Representative shall not be liable to any TRA Party, any Sponsor Party or any Interested Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party, Sponsor Party or Interested Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d)     Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

(e)     The TRA Party Representative may at any time assign its role as TRA Party Representative to (x) any of its Affiliates that is a TRA Party or (y) any other Person that is or will become a TRA Party to whom the TRA Party Representative will transfer, pursuant to

Section 7.6(a), no less than 30% of its then-existing rights to receive Tax Benefit Payments under this Agreement in connection with such role assignment. If at any time (i) the TRA Party Representative and its direct or indirect beneficiaries and Affiliates cease to be entitled to receive any Tax Benefit Payment under this Agreement, (ii) the TRA Party Representative becomes unable or unwilling to continue in its capacity as TRA Party Representative or (iii) the TRA Party Representative resigns as TRA Party Representative without selecting another TRA Party as a replacement TRA Party Representative pursuant to the immediately preceding sentence, then in each case the TRA Parties may, by a plurality vote of such Persons ratably in accordance with their respective rights to receive Early Termination Payments under this Agreement, appoint a new representative to replace the then-serving TRA Party Representative. Notice of such appointment must be delivered to the Corporate Taxpayer. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Corporate Taxpayer. The TRA Party Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer.

SECTION 7.17     Sponsor Party Representative.

(a)     Without further action of any of the Corporate Taxpayer, the Sponsor Party Representative, any Sponsor Party, any TRA Party, or any Interested Party, and as partial consideration in respect of the benefits conferred by this Agreement, the Sponsor Party Representative is hereby irrevocably constituted and appointed as the Sponsor Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the Sponsor Party Representative under this Agreement.

(b)     If at any time the Sponsor Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the Sponsor Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Sponsor Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the Sponsor Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the Sponsor Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Sponsor Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.17(b), it may do so at any time and from time to time in its sole discretion).

(c)     The Sponsor Party Representative shall not be liable to any Sponsor Party, any TRA Party or any Interested Party for any act of the Sponsor Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Sponsor Party, TRA Party or Interested Party as a proximate result of the bad faith or willful misconduct of the Sponsor Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The Sponsor Party Representative shall not be liable for, and shall be indemnified by the Sponsor Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Sponsor Party Representative (and any cost or expense incurred by the Sponsor Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the Sponsor Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any Sponsor Party be obligated to indemnify the Sponsor Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Sponsor Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Sponsor Party.

(d)     Subject to Section 7.6(b), a decision, act, consent or instruction of the Sponsor Party Representative shall constitute a decision of all Sponsor Parties and shall be final, binding and conclusive upon each Sponsor Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the Sponsor Party Representative as being the decision, act, consent or instruction of each Sponsor Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the Sponsor Party Representative. The Sponsor Party Representative shall have the sole right and discretion to assign its role as Sponsor Party Representative to another Sponsor Party at any time.

(e)     If at any time (i) the Sponsor Representative and its direct or indirect beneficiaries and Affiliates cease to be entitled to receive any Sponsor Payment under this Agreement, (ii) the Sponsor Representative becomes unable or unwilling to continue in its capacity as Sponsor Representative or (iii) the Sponsor Representative resigns as Sponsor Representative without selecting another Sponsor Party as a replacement Sponsor Representative, then in each case the Sponsor Parties may, by a plurality vote of such Persons ratably in accordance with their respective rights to receive Sponsor Payments under this Agreement, appoint a new representative to replace the then-serving Sponsor Representative. Notice of such appointment must be delivered to the Corporate Taxpayer. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Corporate Taxpayer. The Sponsor Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Primary Care (ITC) Intermediate Holdings, LLC

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez
Title:	Chief Executive Officer

CANO HEALTH, INC., as Managing Member and on its behalf

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez
Title:	Chief Executive Officer

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

JAWS SPONSOR LLC

By:	/s/ Barry S. Sternlicht
Name:	Barry S. Sternlicht
Title:	Chief Executive Officer

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

PRIMARY CARE (ITC) HOLDINGS, LLC

By:	/s/ Elliot Cooperstone
Name:	Elliot Cooperstone
Title:	Manager

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

CANO AMERICA, LLC

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez
Title:	Chief Executive Officer

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

ITC RUMBA LLC

By:	/s/ Elliot Cooperstone
Name:	Elliot Cooperstone
Title:	Manager

[Signature Page to the Tax Receivable Agreement]

Schedule I

Sponsor Parties

as of June [    ], 2021

Sponsor Party	Proportion of Sponsor Payment
Jaws Sponsor LLC	100%

Total	100%

Schedule II

Additional TRA Parties

4Seer, LLC
A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center
Alex Heintz
Alhambra Medical Group, Inc.
Alvaro Borrego
Angel Morales 2012 Irrevocable Trust
Angel Rodriguez
Anthony Randazzo
Ariel Jesus Mir Remedios
Arturo Venereo
Audra Harding
Aysen Gurrea
Barbara de la Caridad Orozco
Barbara Fernandez
Barbara Ferreiro
Carlos Zuniga
Chester “Dan” Miller
Comfort Health Management LLC
Complete Medical Billing Services, Inc.
Cordero 2021 Irrevocable Trust
Daniel R Leon Roumain
David Armstrong
Dayaralis Lopez
Dr. Camejo Primary Care & Walkin Clinic, LLC
Dr. Muhammad Hizkil, MD
Dr. Richard Aguilar
Dr. Rogelio Bardinas
Duniel Mirabal
Ed Vargas
Eduardo Viera
Efrain Antunez
EG Advisors, LLC
EGGE, LLC
Emmet Kenney
Ernesto Leon
Estefan Enterprises, Inc.
Gonzalo A Gonzalez
Gregory MacGraw
Greidys Maleta
Gustavo Guttierez
HPI Holdings, LLC
ITC Rumba, LLC
JAMK Consultants, LLC

Jason Conger
Javier Orbea
Jennifer Fernandez
Joel Lago
John Courtney
John McGoohan
Jorge Acevedo Vasquez
Joseph Dieuvil
Juan Brito Villalon
Karla Miranda
Leonel Camejo
Luis Alberto Andux
Maria Elvira Salazar
Mario Fuentes
Marisol Figueroa
Marlow B. Hernandez 2020 Family Trust
Marlow Hernandez
Merlin Osorio
Michael Lynch
Moises Issa
Myriam Chevres
Omar Ortega
Optima Healthcare, LLC
Orlando Rangel, Jr.
Pedro Cordero Revocable Trust
Physicians Partners Group Owner, Inc.
Polner Inter Vivos Marital Trust
Rafael Crespo Fernandez
Rafael Rey
Ramon Urroz
Rangel Investment Holding Company, LLC
Rick Sanchez
Rolando Crespo Zamora
Steven Philip Haft Revocable Trust
The Gustavson Family Trust
Trujillo Group, LLC
Valerio Toyos, M.D., P.A.
Victor Cue
Yanet Moreno
Yanely Goodman

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Cano Health, Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”),                      (“Transferor”) and                      (“Permitted Transferee”).

WHEREAS, on                     , Permitted Transferee shall acquire                      percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [●], between the Corporate Taxpayer and the other parties named therein (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1    Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2    Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns to the Permitted Transferee all of the Acquired Interests.

Section 1.3    Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a [“TRA Party”]//[“Sponsor Party”] (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4    Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5    Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6    Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

A-1

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

CANO HEALTH, INC.

By:
Name: Marlow Hernandez
Title: Chief Executive Officer

[TRANSFEROR]

By:
Name
Title:

[PERMITTED TRANSFEREE]

By:
Name
Title:

Address for notices:

[Signature Page to the Joinder to the Tax Receivable Agreement]

Exhibit B

Form of Initial Joinder1

[1]	[Note: Attach form of joinder to LLCA/TRA.]